Exhibit 10.1

Execution Version

First Amendment to Registration Rights Agreement

THIS First Amendment to Registration Rights Agreement, dated as of November 16, 2022 (the “First Amendment”), is entered into by and between Ormat Technologies, Inc., a Delaware corporation (the “Company”), and ORIX Corporation, a Japanese corporation (the “Investor”). This First Amendment hereby amends and supplements the Registration Rights Agreement, dated May 4, 2017, entered into by and between the Company and the Investor (the “Registration Rights Agreement”).

Unless otherwise defined herein, terms shall have the meaning given to them in the Registration Rights Agreement.

RECITALS:

WHEREAS, the Company and the Investor entered into the Registration Rights Agreement in order to, among other things, grant certain registration rights to the Investor with respect to the Company’s shares of Common Stock (the “Common Stock”);

WHEREAS, on November 14, 2022, the Investor provided a Demand (as defined in Section 2.01(a) of the Registration Rights Agreement) in connection with a proposed underwritten offering (the “Offering”) of Registrable Securities (the “First Demand”);

WHEREAS, the Company and the Investor wish to amend the Registration Rights Agreement as set forth within this First Amendment; and

WHEREAS, pursuant to Section 6.01, the Registration Rights Agreement may be amended with the written consent of the Investor and the Company.

NOW, THEREFORE in consideration of the foregoing promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Section 2.01 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.01. Demand Registration.

(a)(1) Shelf Registration. At any time the Company is eligible to use Form S-3 or a similar short-form registration statement after the termination of the Lock-Up Period (as defined below), upon the written request (a “Shelf Request”) of the Stockholder, the Company shall before the Filing Deadline file a shelf registration statement on Form S-3 or shall file a post-effective amendment or a prospectus supplement to any then-effective Form S-3 to register, and permit the resale of, all of the Stockholder’s Registrable Securities pursuant to Securities Act Rule 415; provided, that if the Company is not then eligible to use Form S-3 or a similar short-form registration statement, the Company shall, within 30 days of the date of the Stockholder’s request, file such shelf registration statement on Form S-1 or a similar long-form registration statement. Notwithstanding any other provision of this Agreement, the Company shall use its reasonable best efforts to keep any such Registration Statement filed pursuant to this Section 2.01(a)(1) effective until the earlier to occur of (i) the first date as of which all of the Registrable Securities included in the Registration Statement have been sold or (ii) a period of three (3) years from the effective date of such Registration Statement filed pursuant to this Section 2.01(a)(1) (or if the Company files a post-effective amendment or prospectus supplement to include the Registrable Securities on any then-effective Form S-3, three (3) years from the date of filing of such post-effective amendment or prospectus supplement). In the event the Registration Statement filed pursuant to this Section 2.01(a)(1) is on Form S-1, upon obtaining S-3 eligibility, the Company shall, as soon as practicable thereafter, amend such Registration Statement on Form S-1 to convert to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of such Registration Statement on Form S-1 initially filed. For the purpose of this paragraph the “Filing Deadline” shall be (a) 10 calendar days after the termination of the Lock-Up Period in the event that the Shelf Request is received by the Company before the end of the Lock-Up Period, and (b) 15 calendar days after the date of the Shelf Request in all other circumstances.

(2) Demand Registration. Subject to the provisions hereof, at any time, the Stockholder may make a written request (a “Demand”) that the Company effect an underwritten shelf takedown (a “Underwritten Takedown”) for an amount of Registrable Securities with a market value of at least $100 million at the time of the Demand. The term Demand and Demand Registration shall be understood to refer to such an Underwritten Takedown in the context of this Agreement. Any Demand shall specify the number of Registrable Securities proposed to be sold by the Stockholder and the intended method of disposition thereof.  The Stockholder may initiate two Demands; provided that the Stockholder shall be entitled to a third demand if the Company includes shares for its own account or other selling shareholders in an offering pursuant to either of the first two Demands.

(b) Limitation on Demand Rights. Notwithstanding anything to the contrary set forth in Section 2.01(a) hereof, the Company shall not be required to effect an Underwritten Takedown less than one hundred twenty (120) days following the closing of a prior Underwritten Takedown.

(c) Right to Delay Demand Registration. If, at any time when a Demand is received by the Company, (1) the Company has undertaken to prepare a registration statement which is intended to be filed within ninety (90) days from the date the Demand was received, or (2) the Company’s Board of Directors determines in good faith that filing a Registration Statement in response to such Demand either (a) would require the Company to make a public disclosure of information which would have a material adverse effect upon the Company or would be significantly disadvantageous to the Company or its shareholders or (b) could interfere with, or would require the Company to accelerate public disclosure of, any material financing, acquisition, disposition, corporate reorganization or other material transaction involving the Company or its subsidiaries, then the Company may, by giving written notice to the Stockholder, cause the registration requested pursuant to the Demand to be delayed for a period not in excess of ninety (90) days from the effective date of the registration statement which the Company is preparing or from the date such Demand was received (such right to delay a request pursuant to clause (2) of this Section 2.01(c) may be exercised by the Company not more than twice in any calendar year). If there is a postponement under this Section 2.01(c), the Stockholder may withdraw such Demand by giving notice in writing to the Company. In such case, no Demand will have been delivered for the purposes of this Article 2.

(d) Company Participation. The Company may elect to register in any Registration Statement prepared pursuant to a Demand or to include in any Underwritten Takedown made under this Section 2.01 any additional shares of Common Stock (including any shares of Common Stock to be distributed in a primary offering made by the Company). Such election, if made, shall be made by the Company by giving written notice to the Stockholder stating (i) that the Company proposes to include additional shares of Common Stock in such Registration Statement or Underwritten Takedown and (ii) the number of shares of Common Stock proposed to be so included.

(e) Withdrawal Right. The Stockholder shall have the right to withdraw any Demand by giving written notice to the Company of its request to withdraw; provided, however, that (1) such withdrawal request must be made in writing prior to the execution of the underwriting agreement or the execution of the custody agreement with respect to such Demand Registration and (2) such withdrawal shall be irrevocable and, after making such withdrawal, the Stockholder shall not be entitled to make any subsequent Demand for a period of sixty (60) days after the date of such withdrawal.

(f) Effective Demand. For purpose of this Section 2.01, a Demand, if made pursuant to Section 2.01(a) and not withdrawn in accordance with Section 2.01(e), shall be deemed to have been made only if (1) in response thereto, the Company shall have filed a Registration Statement, (2) such Registration Statement shall have been declared effective under the Securities Act and (3) such Registration Statement shall not have become the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency which prevents the sale of the relevant Registrable Securities pursuant to such Registration Statement, and no court prevents or otherwise limits the sale of such securities pursuant to such Registration Statement; provided, however, that, notwithstanding anything to the contrary set forth in this Section 2.01(f), a Demand shall be deemed to have been made by the Stockholder if the Stockholder made a Demand and either (x) withdrew such Demand after the execution of the underwriting agreement or the execution of the custody agreement with respect to such Demand Registration or (y) the failure of one or more of the conditions set forth in clauses (1), (2) or (3) of this Section 2.01(f) to be satisfied is attributable to the acts or omissions of the Stockholder.

2.	Section 2.04 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

Certain Notices; Suspension of Sales. The Company may, upon written notice to the Stockholder, suspend the Stockholder’s use of any Prospectus (which is a part of any Registration Statement) for a reasonable period not to exceed ninety (90) consecutive days or an aggregate of one hundred and twenty (120) days in any calendar year if the Company in its reasonable judgment believes it may possess material non-public information the disclosure of which in its reasonable judgment would have a material adverse effect on the Company and/or its subsidiaries. The Stockholder agrees by its acquisition of such Registrable Securities to hold any communication by the Company pursuant to this Section 2.04 in confidence.

3.	Section 3.01 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

Registration Procedures. Subject to the terms of this Agreement, whenever the Company is required to effect a Demand Registration pursuant to Article II hereof, the Company shall use its best efforts to effect such Demand Registration in accordance with the intended method of disposition thereof as quickly as practicable. The Company shall use its best efforts to cause any Registration Statement filed hereunder to be declared effective as soon as reasonably practicable after the filing thereof with the Commission, including, without limitation, preparing and/or filing with the Commission such other documents as may be necessary to comply with the provisions of the Securities Act. Subject to the provisions of Section 2.04 hereof, the Company shall, as expeditiously as possible, prepare and file with the Commission such amendments and supplements to any Registration Statement filed hereunder and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective (pursuant to Rule 415 under the Securities Act or otherwise) in accordance with Section 2.01(a)(1). The Company shall use its best efforts to cause all shares of Common Stock so registered to be listed, commencing not later than the effective date of the applicable registration statement, on the NYSE or such other national securities exchange (including the Nasdaq National Market) on which the Company’s shares of Common Stock are listed at such time, and the Company shall enter into all related customary agreements, including a listing application and indemnification agreement in customary form, and provide a transfer agent and registrar for the shares of Common Stock being registered not later than the effective date of the applicable registration statement. The Company shall take such other actions as are reasonable and necessary to comply with the Securities Act, the Exchange Act and all applicable rules and regulations promulgated thereunder, or with the reasonable request of the Stockholder with respect to the registration, qualification and distribution of the shares of Common Stock to be registered.

4.	Section 3.11 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Registration Expenses; Company Expenses. Subject to the provisions of Section 3.11(b) below, the Company shall pay all expenses incident to the Company’s performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, fees and expenses incurred in connection with the quotation or listing of the Registrable Securities on the NYSE (or any other national securities exchange on which such securities are then listed), transfer agent fees, printing expenses, messenger expenses, telephone and delivery expenses, and fees and disbursements of counsel to the Company, counsel to the underwriter(s) of any underwritten offering (but only to the extent that the Company or the Stockholder are contractually required to bear such fees and disbursements pursuant to the applicable underwriting agreement(s)) and of independent certified public accountants of the Company. The Company shall also pay for (1) the Company’s internal expenses, including the expense of any annual audit, (2) the fees and expenses of any Person retained by the Company, and (3) the cost of furnishing copies of each preliminary Prospectus, each final Prospectus and each such amendment or supplement thereto to the underwriters, dealers and other purchasers of shares of Common Stock.

(b) Stockholder Expenses. The Stockholder shall pay all underwriting fees, commissions and discounts with respect to the sale of any Registrable Securities and any transfer taxes incurred in respect of such sale. Notwithstanding anything to the contrary contained herein, each Stockholder shall also be responsible for the payment of expenses incurred by it, including legal counsel and other advisors, retained by it in connection with any Demand Registration and any Registration Statement filed hereunder.”

5.	The Stockholder agrees with the Company as follows:

The Stockholder will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending at the close of business 180 days after the date of the final prospectus relating to the Offering (the “Prospectus”) (such period, the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The Stockholder acknowledges and agrees that the foregoing precludes the Stockholder from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the Stockholder or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the Stockholder may:

(a)	transfer the Stockholder’s Lock-Up Securities:

(i)	as a bona fide gift or gifts, or for bona fide estate planning purposes,

(ii)	to a partnership, limited liability company or other entity of which the Stockholder or the immediate family of the Stockholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(iii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(iv)	if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Stockholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Stockholder or affiliates of the Stockholder (including, for the avoidance of doubt, where the Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to limited partners, members, shareholders or other equityholders of the Stockholder,

(v)	as part of a sale of the undersigned’s Common Stock acquired in open market transactions after the closing date for the Offering,

(vi)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)) (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which the Stockholder may agree to transfer, sell, tender or otherwise dispose of Common Stock or other such securities in connection with such transaction, or vote any Common Stock or other such Securities in favor of any such transaction); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Stockholder’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement, and

(vii)	pursuant to an order of a court or regulatory agency (for purposes hereof, a “court or regulatory agency” means any domestic or foreign, federal, state or local government, including any political subdivision thereof, any governmental or quasi-governmental authority, department, agency or official, any court or administrative body, and any national securities exchange or similar self-regulatory body or organization, in each case of competent jurisdiction) related to the Stockholder’s ownership of the Lock-Up Securities, provided that no filing by any party under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (the “Exchange Act”), or other public announcement shall be made voluntarily in connection with such transfer.

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (iii) and (vi)(B), such transfer shall not involve a disposition for value, (B) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii) and (iv), each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this Letter Agreement, (C) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv) and (v), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above); and

(b)	establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Lock-Up Period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily during the Lock-Up Period in connection with such trading plan.

6.	ORIX waives (i) the right to notice of a Subject Issuance and the right to participate in a Subject Issuance pursuant to Section 3.2 of the Governance Agreement between the Company and ORIX dated May 4, 2017, as amended, with respect to any Subject Issuance effected during the Lock-Up Period with respect to the Offering, and (ii) the right pursuant to Section 2.02 of the Registration Rights Agreement to notice of and to participate in any registration or offering during the Lock-Up Period initiated by the Company.

7.	Except as expressly set forth in this First Amendment, all of the terms and provisions of the Registration Rights Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties thereto.

8.	This First Amendment shall terminate and be of no force or effect if the Offering is not consummated by November 25, 2022.

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IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT to be duly executed as of the date and year first above written.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Issac Angel
Name:	Isaac Angel
Title:	Chairman

By:	/s/ Doron Blachar
Name:	Doron Blachar
Title:	CEO

ORIX CORPORATION

By:	/s/ Hidetake Takashi
Name:	Hidetake Takashi
Title:	Executive Officer

[Signature Page to First Amendment to Registration Rights Agreement]